EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 4, 2001 (this "Agreement"), is made and entered into by and among BROWN & Brown, Inc., a Florida corporation ("Buyer"), and ROY S. MOORE, III, a resident of the State of New York, G. DAVID HALL, a resident of the State of New York, ROBERT D. YOUNG, a resident of the State of New York, DONALD T. CULLEN, a resident of the State of New York and ROBERT S. MESSINA, a resident of the State of New York (each a "Shareholder" and collectively, the "Shareholders").

Background

The Shareholders own all of the issued and outstanding capital stock of The Young Agency, Inc., a New York corporation (the "Company"). The Company is engaged primarily in the insurance agency business in Syracuse, New York. The Shareholders wish to sell all of the outstanding shares of the Company to Buyer, and Buyer desires to acquire such shares, upon the terms and conditions expressed in this Agreement. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a tax-free reorganization as described in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follow:

Article 1

The Acquisition

Section 1.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase 1,915 shares of common stock of the Company without par value (the "Company Shares"), from the Shareholders, and the Shareholders agree to sell all of the Company Shares to Buyer, free and clear of all liens and encumbrances. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Company Shares shall be sold to Buyer for the consideration specified in Section 1.2.

Section 1.2 Consideration. The consideration for the Company Shares shall be the issuance of shares of common stock of Buyer to the Shareholders. The aggregate number of shares of common stock of Buyer to be issued to the Shareholders (the "Buyer Shares") shall be 571,429, which is equal to (A) $20,000,000.00 divided by (B) $35.00 (the "Average Price") rounded up or down to the nearest whole Buyer Share.

Section 1.3 Delivery of Buyer Shares. (a) The Buyer Shares shall be issued to the Shareholders as follows:

(i) 57,143 shares, which equals ten percent (10%) of the aggregate number Buyer Shares issued to the Shareholders (the "Pledged Shares") shall be pledged to Buyer as partial security for the indemnification obligations of the Shareholders under Article 8 hereof. These Pledged Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders promptly after the one (1) year anniversary of the Closing Date (the "Anniversary Date"), in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii).

(ii) 66,350 shares (the "Accounts Receivable Shares"), which equals (A) the aggregate dollar value of the Company's accounts receivable aged over fifty-nine (59) days as of the Closing Date (as set forth in Schedule 3.9(e)), less $355,000 reserved for doubtful accounts (the "Aged Accounts Receivable") divided by (B) the Average Price, shall be pledged to Buyer as security for the collection of such Aged Accounts Receivable and, subject to any reduction in number equal to the aggregate dollar value of such Aged Accounts Receivable that remain uncollected as of the Anniversary Date, shall be delivered to the Shareholders promptly after the Anniversary Date, in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii). Buyer shall assign to the Shareholders any such Aged Accounts Receivable that remain uncollected as of the Anniversary Date, in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii).

(iii) The remainder of the Buyer Shares shall be delivered to the Shareholders at the Closing (as defined in Section 2.1 hereof). Of the total number of Buyer Shares to be issued to the Shareholders under Section 1.2(a), (A) forty and ninety-seven one-hundredths percent (40.57%) will be issued to Roy S. Moore III, (B) nineteen and sixty-nine one-hundredths percent (19.69%) will be issued to Robert D. Young, (C) eighteen and eight one-hundredths percent (18.8%) shares will be issued to Donald T. Cullen, and (D) fifteen and sixty-seven one-hundredths percent (15.67%) will be issued to Robert S. Messina, and (E) five and twenty-seven one-hundredths percent (5.27%) will be issued to G. David Hall, in each case rounded up or down to the nearest whole Buyer Share.

(b) The parties agree that the dollar value of each Buyer Share shall be the Average Price for all purposes in determining (i) the number of Buyer Shares to be issued under Section 1.2 hereof, (ii) the number of Buyer Shares to be pledged under causes (i) or (ii) of Section 1.3(a), or (iii) the number of Pledged Shares Buyer may withhold to satisfy an indemnifiable claim or the amount of Aged Accounts Receivable that remain uncollected as of the Anniversary Date, notwithstanding the actual market value of such shares (in each case with respect to clauses (i), (ii) or (iii) of this Section 1.3(b), as adjusted for any stock splits or stock dividends attributable to such shares).

Section 1.4 Accounting and Tax Treatment. The parties agree (a) to structure this transaction as a tax-free exchange, and (b), as more fully described in Section 6.6 of this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

Section 1.5 "Piggy Back" Registration Rights for Buyer Shares. The Shareholders shall have the rights and obligations set forth in the Registration Rights Addendum attached hereto with respect to the "piggy back" registration of the Buyer Shares for sale and other matters addressed therein.

Article 2

Closing, Items to be Delivered,

Further Assurances, and Effective Date

Section 2.1 Closing. The consummation of the purchase and sale under this Agreement (the "Closing") will take place at 9:00 a.m., local time, on May 4, 2001 (the "Closing Date"), at the office of Hancock & Estabrook, LLP, counsel to the Company, located at 1500 MONY Tower I, Syracuse, New York 13202, unless another date or place is agreed to in writing by the parties hereto.

Section 2.2 Closing Obligations. At the Closing:

(a) The Shareholders will deliver to Buyer:

(i) certificates representing the Company Shares to Buyer, with executed and notarized stock powers attached, for transfer to Buyer;

(ii) a release in the form of Exhibit 2.2(a)(ii), executed by each of the Shareholders (the "Release");

(iii) a pledge agreement in the form of Exhibit 2.2(a)(iii), executed by each of the Shareholders (the "Pledge Agreement"), along with executed stock powers for the Pledged Shares and the Accounts Receivable Shares, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange;

(iv) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the "Opinion of Shareholders' Counsel"); and

(v) employment agreements in the form of Exhibit 2.2(a)(v), executed by each Shareholder and George J. Schunck (collectively, "Shareholder Employment Agreements");

(vi) duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (A) terminating The Young Agency, Inc. Employees' 401(k) Profit Sharing Plan, with such termination effective prior to the Closing Date, (B) providing that no contributions shall be made to the Company's 401(k) Plan after such date, and (C) directing the Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under 401(k) Plan;

(vii) duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (A) terminating The Young Agency, Inc.'s Defined Contribution Pension Plan, with such termination effective as soon as is administratively feasible, (B) providing that no contributions shall be made to the Company's Defined Contribution Pension Plan after such date, and (C) directing the Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the Deferred Contribution Pension Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under the Deferred Contribution Pension Plan; and

(viii) an agreement terminating the Shareholder's current Shareholders

Agreement.

(b) Buyer shall deliver to the Shareholders:

(i) certificates representing the number of Buyer Shares to be issued to the Shareholders at the Closing pursuant to Section 1.3(a)(ii) hereof;

(ii) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the "Opinion of Buyer's Counsel"); and

(iii) the Shareholder Employment Agreements, executed by Buyer.

Section 2.3 Mutual Performance. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in Articles 6 and 7 hereof.

Section 2.4 Third Party Consents. To the extent that the Company Shares may not be transferred to Buyer hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholders, at their expense, shall use their commercially reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyer's rights so that Buyer would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Buyer will not require as a condition to Closing of this transaction that either the Shareholders or the Company obtain third-party consents with respect to any agreements to which the Company is a party. The Company's failure to obtain any third-party consent shall not give rise to an indemnifiable claim by Buyer hereunder so long as the Shareholders comply with the terms of this Section 2.4.

Section 2.5 Further Assurances. From time to time after the Closing, at Buyer's request, the Shareholders will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Company Shares. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 2.6 Effective Date. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Closing Date.

Article 3

Representations and Warranties of the Shareholders

The Shareholders represent and warrant to Buyer as follows:

Section 3.1 Organization. The Company is a corporation organized and in good standing under the laws of the State of New York and its status is active. The Company has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Except as disclosed in Schedule 3.1, the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

Section 3.2 Authority. The Shareholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

Section 3.3 Capitalization. Schedule 3.3 sets forth the number and class of Company Shares held by each of the respective Shareholders. The Company Shares set forth in Schedule 3.3 constitute all of the issued and outstanding shares of capital stock of the Company. All of the Company Shares have been duly issued and are fully paid and nonassessable. All of the Company Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of the Company.

Section 3.4 Corporate Records. The Shareholders have delivered to Buyer correct and complete copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date. Except as disclosed in Schedule 3.4, the minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete in all material respects and have been made available for inspection by Buyer. Except as disclosed in Schedule 3.4, the Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

Section 3.5 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect, (c) except as disclosed in Schedule 3.5, result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or the Company is a party or by which any of the Shareholders or the Company or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholders or the Company, or any of their respective properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or Buyer's ownership of the Company Shares.

Section 3.6 No Third Party Options. Except as disclosed in Schedule 3.6, there are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of the Company's securities, assets, properties or rights, or any interests therein.

Section 3.7 Financial Statements. The Shareholders have delivered to Buyer true and complete copies of (a) the Company's reviewed balance sheet as of December 31, 2000 and the related statement of income for the twelve (12) months then ended and (b) the Company's internally prepared balance sheet at March 31, 2001 (the "Balance Sheet Date") and the related statement of income for the three (3) months then ended, all of which have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved. Except as disclosed in Schedule 3.7, such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. The Company's financial books and records are accurate and complete in all material respects.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, there have been no events or changes having a material adverse effect on the assets, liabilities, financial condition or operations of the Company or, to the Shareholders' or the Company's Knowledge (as defined in Section 10.2 of this Agreement), on the future prospects of the Company. Since the Balance Sheet Date, the Company has not made any distributions or payments to shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees) and has not entered into any agreements other than in the ordinary course of business. Except as disclosed in Schedule 3.8, since the Balance Sheet Date, the Company has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyer has given its prior specific consent.

Section 3.9 Assets. (a) The Company owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. Except as disclosed in Schedule 3.9(a), all customer accounts listed in Schedule 3.9(a) represent current customers of the Company and none of such accounts has been cancelled or transferred as of the date hereof. None of the accounts shown in Schedule 3.9(a) represents business that has been brokered through a third party.

(b) Except as disclosed in Schedule 3.9(b), the names "The Young Agency" and "Risk Management Services" are the only trade names used by the Company within the past three (3) years. No party has filed a claim during the past three (3) years against the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to the Company and, to the Knowledge of the Shareholders or the Company, the Company has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

(c) To the Knowledge of the Shareholders or the Company, the computer software of the Company performs in accordance with the documentation and other written material used in connection therewith, is substantially free of defects in programming and operation. The Shareholders have delivered to Buyer complete and correct copies of all user and technical documentation related to such software that is in the Company's possession.

(d) The Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted. All equipment, inventory, furniture and other assets owned or used by the Company in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and to the Knowledge of the Shareholders and the Company, the purposes for which such assets are used and for which they are held by the Company are not in violation of any statute, regulation, covenant or restriction. Other than the personal items and effects of each employee of the Company, the Company owns or leases all office furniture, fixtures and equipment in its offices located at (i) Bridgewater Place, 500 Plum Street, Suite 200, Syracuse, New York, and (ii) 28 Clinton Street, Saratoga Springs, New York.

(e) Except with respect to the Aged Accounts Receivable as disclosed in Schedule 3.9(e), all notes and accounts receivables of the Company are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Shareholders or the Company has Knowledge, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts. Except as disclosed in Schedule 3.9(e), all of the Company's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

Section 3.10 Undisclosed Liabilities. Except as disclosed in Schedule 3.10, the Company has no liabilities, and to the Knowledge of the Shareholders or the Company, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any liability, except (a) those liabilities reflected in the March 31, 2001 balance sheet of the Company, and (b) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). The Company has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers, other than as an endorser of third party checks deposited in the ordinary course of the Company's business.

Section 3.11 Litigation and Claims. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Shareholders or the Company, threatened in writing against the Company, and to the Knowledge of the Shareholders or the Company, there is no basis for such a suit, claim, action, proceeding or investigation. The Company is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on the Company or would prevent the Shareholders from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Shareholders or the Company has been filed by or, to the Knowledge of the Shareholders or the Company, against the Shareholders or the Company, nor will the Shareholders or the Company file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. Neither the Shareholders nor the Company has, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

Section 3.12 Compliance with Applicable Law. Except as disclosed in Schedule 3.12, the Company holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). The Company is in compliance with the terms of the Permits, except where the failure to comply would not have a material adverse effect. The Company is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on its business. Except as disclosed in Schedule 3.12, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Shareholders or the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.13 Tax Returns and Audits. The Company has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where the Company is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The Company is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. Except as disclosed in Schedule 3.13, there are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of the Company that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on the Company's practices in computing or reporting taxes. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and the Company has timely filed all unclaimed property reports required to be filed with such state taxing authorities. The Company does not purge its records of uncashed checks periodically.

Section 3.14 Contracts. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which the Company is a party, including, without limitation, the following:

(i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

(ii) any written arrangement concerning a partnership or joint venture;

(iii) any written arrangement (or group of written arrangements) under which the Company has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(iv) any employment agreement;

(v) any written arrangement concerning confidentiality or non-competition;

(vi) any written arrangement involving the Company and its present or former affiliates, officers, directors or shareholders;

(vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, liabilities, business, financial condition, operations or future prospects of the Company; or

(viii) any other written arrangement (or group of related arrangements) either involving more than $10,000.00 or not entered into in the ordinary course of business.

(b) Except as disclosed in Schedule 3.14, the Company is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14. The Shareholders have delivered to Buyer a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14 that is in the Company's possession. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

Section 3.15 Non-Solicitation Covenants. The Company is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

Section 3.16 Insurance Policies. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by the Company with respect to its business, and true and complete copies of such policies that are in the Company's possession have been delivered to Buyer. The Company has complied with all the material provisions of such policies and the policies are in full force and effect.

Section 3.17 Errors and Omissions; Employment Practices Liability.

(a) All errors and omissions lawsuits and claims currently pending or threatened against the Company are set forth in Schedule 3.11. Except as disclosed in Schedule 3.11, the Company has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in a liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance (other than deductibles). The Company has errors and omissions (E&O) insurance coverage in force, with minimum liability limits of $10 million per occurrence and $15 million aggregate, with a deductible of $25,000.00 per occurrence and $75,000.00 aggregate, and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has had the same or higher levels of coverage continuously in effect for at least the past five (5) years.

(b) Except as disclosed in Schedule 3.11, to the Knowledge of the Shareholders or the Company, the Company has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in employment practices liability, except such liabilities as are fully covered by insurance (other than deductibles). All employment practices liability (EPL) claims currently pending or threatened against the Company are set forth in Schedule 3.11. The Company has EPL insurance coverage in force, with minimum liability limits of $1 million per claim and $1 million aggregate, and a deductible of $25,000.00 per occurrence, and shall provide to Buyer a Certificate of Insurance evidencing such EPL coverage prior to or on the Closing Date.

Section 3.18 Employee Dishonesty Coverage. Schedule 3.18 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by the Company in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyer. The Company has complied with all the provisions of such bonds or policies and the Company has an employee dishonesty bond or policy in the amount of $2 million, with a deductible of $5,000.00 per occurrence, in full force and effect as of the Closing Date.

Section 3.19 Employees. Except as disclosed in Schedule 3.14, all employees of the Company are employees at will, and the Company is not a party to any written contract of employment. Except as disclosed in Schedule 3.19, none of the Company's employees is currently being treated for a major medical condition.

Section 3.20 Employee Benefit Plans. Schedule 3.20 lists each Employee Benefit Plan (as defined below) that the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Company ERISA Affiliate") maintains or to which the Company or any Company ERISA Affiliate contributes.

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. Except as disclosed on Schedule 3.20, no such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

(b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Except as disclosed on Schedule 3.20, each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last seven (7) years, a favorable determination letter from the Internal Revenue Service.

(e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined, where applicable, in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(f) The Company has delivered (or no later than sixty (60) days prior to the Closing Date shall deliver) to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

(g) With respect to each Employee Benefit Plan that the Company or any Company ERISA Affiliate maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) Except as disclosed in Schedule 3.20, no such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Shareholders or the Company, threatened.

(ii) Except as disclosed in Schedule 3.20, there have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. Except as disclosed in Schedule 3.20, no "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. Except as disclosed in Schedule 3.20, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders or the Company, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(iii) The Company has not incurred, and none of the Company, the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iv) Neither the Company nor any Company ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(v) Except as disclosed in Schedule 3.20, neither the Company nor any Company ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

Section 3.21 Intellectual Property.

(a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary or desirable for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) To the Knowledge of the Shareholders or the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders or the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) The Company has no patents issued in its name, or patent applications filed or pending. Schedule 3.21(c) identifies each license, agreement, or other permission that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.21(c) also identifies each trade name and registered or unregistered trademark, service mark or registered copyright used by the Company. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(c):

(i) The Company possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) The Company has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.21(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) that are in the Company's possession. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(d):

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

(iii) to the Knowledge of the Shareholders or the Company, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi) to the Knowledge of the Shareholders or the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders or the Company, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Shareholders or the Company, the Company shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

As used in this Agreement the term "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

Section 3.22 Environment, Health, and Safety.

(a) To the Knowledge of the Shareholders or the Company, the Company and its predecessors and affiliates are in compliance with all Environmental, Health, and Safety Laws (as hereinafter defined), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(b) To the Knowledge of the Shareholders or the Company, the Company has no liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual under any Environmental, Health, and Safety Law, and the Company and its predecessors and affiliates have not (i) handled or disposed of any Hazardous Materials, (ii) arranged for the disposal of any Hazardous Materials, or (iii) exposed any employee or other individual to any Hazardous Materials, that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company under any Environmental, Health, and Safety Law.

(c) To the Knowledge of the Shareholders or the Company, all properties and equipment presently used in the business of the Company and its predecessors and affiliates are free of friable asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

(d) As used in this Agreement, the term:

(i) "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

(ii) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

(iii) "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. Section 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Section 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

Section 3.23 Accounting Matters. To the Knowledge of any of the Shareholders or the Company, no "Affiliate" (as defined below) of the Company has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of the Company held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of the Company.

Section 3.24 Securities Law Representations. (a) The Shareholders were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyer. The Shareholders were permitted to examine the foregoing records, to question officers of Buyer, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyer. Buyer furnished to the Shareholders all information regarding its business and affairs that the Shareholders requested, including, without limitation, (i) Buyer's annual report on Form 10-K for the year ended December 31, 2000, (ii) Buyer's Annual Report to Shareholders for the year ended December 31, 2000 and (iii) the Proxy Statement for Buyer's 2001 Annual Meeting of Shareholders.

(b) The Shareholder recognizes that the Buyer Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will therefore constitute "restricted securities" as defined pursuant to Rule 144(a)(3) under the Securities Act which means, among other things, that the Shareholders generally will not be able to sell the Buyer Shares for a period of at least one (1) year following the Closing Date, and the Buyer Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, as such, by way of illustration but without limitation, in compliance with the safe harbor provisions of Rule 144; further, the legal consequences of the foregoing mean that the Shareholder must bear the economic risk of the investment in the Buyer Shares for an indefinite period of time; further, if the Shareholder desires to sell or transfer all or any part of the Buyer Shares, Buyer may require the Shareholder's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act; further, other restrictions discussed elsewhere herein may be applicable; further, the Shareholder is subject to the restriction on transfer described herein and Buyer will issue stop transfer orders with Buyer's transfer agent to enforce such restrictions; further, the Buyer Shares will bear a legend restricting transfer; and further, the following paragraph, or language substantially equivalent thereto, will be inserted in or stamped on the certificates evidencing the same:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT. THIS STOCK MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SAME UNDER THE SECURITIES ACT OF 1933 OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAWS.

(c) Because of their considerable knowledge and experience in financial and business matters, each of the Shareholders is able to evaluate the merits, risks, and other factors bearing on the suitability of the Buyer Shares as an investment. Each of the Shareholders, individually or by virtue of a "purchaser representative" (as defined pursuant to Rule 501(h) under the Securities Act), qualifies as an "accredited investor" as defined under Rule 501(a) under the Securities Act.

(d) Each Shareholder's annual income and net worth are such that he would not now be, and does not contemplate being, required to dispose of any investment in the Buyer Shares, including the risk of losing all or any part of his investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Buyer Shares for an indefinite period.

(e) The Shareholder's acquisition of the Buyer Shares will be solely for his own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Section 3.25 No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to the Shareholders as follows:

Section 4.1 Organization. Buyer is a corporation organized and in good standing under the laws of the State of Florida and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

Section 4.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to issue the Buyer Shares and to consummate all of the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the issuance of the Buyer Shares to the Shareholders and the consummation of all of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer or consent of any third party is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (b) require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a material adverse effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect.

Section 4.4 SEC Reports and Financial Statements. Buyer has filed with the SEC, and has heretofore made available to the Shareholders true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.5 Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents, since December 31, 2000, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition or operations of the Buyer or which would require disclosure in any document required to be filed by Buyer under the Exchange Act if such document were filed on the date of Closing in order to make such document not misleading.

Section 4.6 No Undisclosed Liabilities. Except as and to the extent set forth in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as of December 31, 2000, Buyer had no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Since December 31, 2000, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.7 Litigation. Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best Knowledge of Buyer, threatened against Buyer or any of its subsidiaries as of the date of Closing that, individually or in the aggregate, is likely to have a material adverse effect on the assets, liabilities, financial condition or operations of the Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement. Except as disclosed in the Buyer SEC Documents, neither Buyer nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, in the future would have a material adverse effect on the assets, liabilities, financial condition or operations of the Buyer or would prevent Buyer from consummating the transactions contemplated hereby.

Section 4.8 Accounting Matters. To the Knowledge of Buyer, neither Buyer nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.

Section 4.9 Errors and Omissions. Buyer has not incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Buyer SEC Documents. Buyer has errors and omission (E&O) insurance coverage in force, with minimum liability limits of $35,000,000.00 per occurrence and $35,000,000.00 aggregate, with a deductible of $250,000.00.

Section 4.10 Securities Law Representations. (a) Buyer was granted access to the business premises, offices, properties, and business, corporate and financial books and records of the Company. Buyer was permitted to examine the foregoing records, to question officers of the Company, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of the Company. The Shareholders furnished to Buyer all information regarding the business and affairs of the Company that Buyer requested.

(b) Because of its considerable knowledge and experience in financial and business matters, Buyer is able to evaluate the merits, risks, and other factors bearing on the suitability of the Company Shares as an investment.

(c) Buyer's annual income and net worth are such that it would not now be, and does not contemplate being, required to dispose of any investment in the Company Shares, including the risk of losing all or any part of its investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Company Shares for an indefinite period. Buyer recognizes that the Company Shares will not be registered under the Securities Act of 1933 and will therefore constitute "restricted securities," which means, among other things, that Buyer generally will not be able to sell the Company Shares for a period of at least one (1) year following the Closing Date.

(d) Buyer's acquisition of the Company Shares will be solely for its own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Section 4.11 Buyer Shares. The Buyer Shares are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Buyer Shares will transfer to the Shareholders valid title to such Buyer Shares, free and clear of all liens and encumbrances.

Section 4.12 Compliance with Applicable Law. The Buyer holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). The Buyer is in compliance with the terms of the Permits, except where the failure to comply would not have a material adverse effect. The Buyer is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on its business. Except as disclosed in the Buyer SEC Documents, no investigation or review by any Governmental Entity with respect to the Buyer is pending or, to the Knowledge of the Buyer, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 4.13 Tax Returns and Audits. The Buyer has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where the Buyer is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The Buyer is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of the Buyer that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on the Buyer's practices in computing or reporting taxes. The Buyer has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

Section 4.14 No Misrepresentations. None of the representations and warranties of the Buyer set forth in this Agreement, notwithstanding any investigation thereof by the Shareholders and the Company, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 5

[INTENTIONALLY OMITTED]

Article 6

Additional Agreements

Section 6.1 Access to Information. Upon reasonable notice and during the Company's normal business hours (unless otherwise agreed), the Shareholders shall cause the Company to afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyer full access, to all of the properties, books, contracts, commitments, records, and senior management of the Company. Unless otherwise required by law, Buyer will hold any such information that is nonpublic in confidence, will not use such information in its business if the transaction does not close, and will return such information if the transaction does not close.

Section 6.2 Expenses. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that, all expenses incurred by the Shareholders (including, without limitation, all applicable stock transfer taxes payable under Article 12 of the New York Tax Law) may be paid by the Company.

Section 6.3 Brokers or Finders. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

Section 6.4 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

Section 6.5 Non-Competition Covenants. Each of the Shareholders agrees that he shall not, directly or indirectly, for a period beginning on the Closing Date and expiring on December 31, 2005, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer or the Company) engaged in the insurance agency business within a fifty (50) mile radius of Syracuse, New York. The non-competition covenants set forth in this Section 6.5 shall be enforceable against a Shareholder: (a) so long as such Shareholder is employed by Buyer; (b) if such Shareholder voluntarily terminates his employment with Buyer; (c) if such Shareholder is terminated by Buyer for "Cause" (as defined in the Shareholder Employment Agreement), or (d) if such Shareholder is terminated at the direction of another Shareholder acting in his capacity as Syracuse Profit Center Manager. The Shareholders each acknowledge that the confidentiality and non-solicitation covenants contained in the Shareholder Employment Agreements that they enter into with Buyer will be in addition to, independent of, and will not supersede or be subordinate to or affected by, the non-competition covenants contained in this Section 6.5.

Section 6.6 Accounting Matters. Each of the Shareholders agrees that they would each be deemed an "Affiliate" of the Company (as such term is defined in Section 3.23 of this Agreement) and that, in order to preserve the pooling-of-interests accounting treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Buyer Shares issued to such Shareholder under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Buyer, via the issuance of a quarterly earnings report or other means at Buyer's sole discretion.

Section 6.7 Remedy for Breach of Covenants. In the event of a breach of the provisions of Section 6.5 or 6.6, Buyer and the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare the covenants set forth in Section 6.5 or 6.6 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer, the Company and their affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. The Shareholders acknowledge that the covenants set forth in Section 6.5 and 6.6 represent an important element of the value of the Company Shares and were a material inducement for Buyer to enter into this Agreement.

Section 6.8 Successor Rights. The covenants contained in Section 6.5 and 6.6 shall inure to the benefit of any successor in interests of Buyer by way of merger, consolidation, sale or other succession.

Section 6.9 Errors and Omissions Tail Coverage; Employment Practices Liability Tail Coverage. On or prior to the Closing Date, the Shareholders shall cause the Company to purchase, at the Company's expense, a tail coverage extension on the Company's errors and omissions and employment practices liability insurance policies. Such coverages shall extend for a period of at least five (5) years from the Closing Date, shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyer. A certificate of insurance evidencing such coverages shall be delivered to Buyer at or prior to Closing.

Section 6.10 Release. The Shareholders each agree on the Closing Date to execute and deliver the Release in form and substance satisfactory to the parties hereto.

Section 6.11 Pledge Agreement. The parties agree on the Closing Date to enter into the Pledge Agreement in form and substance satisfactory to the parties hereto.

Section 6.12 Shareholder Employment Agreements. Buyer and each of the Shareholders agree on the Closing Date to enter into Shareholder Employment Agreements in form and substance satisfactory to the parties hereto.

Section 6.13 Confidentiality. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; (b) Buyer reasonably concludes that such disclosure is required by law; provided, however, such disclosure shall be limited to only what is required by such law; or (c) the Closing has occurred and ownership of the Company Shares has passed to Buyer.

Section 6.14 Preparation of Tax Return. The Shareholders recognize that a year-to-date income tax return must be prepared and filed for the Company as a result of this transaction and that the Shareholders are primarily responsible for preparing this return. The Shareholders therefore agree to prepare this return promptly after the Closing, at the Company's expense, and deliver it to the Company to review and file. Buyer and the Company shall be solely responsible for any changes they make to the return prepared by the Shareholders.

Section 6.15 Office Lease. Buyer agrees to renew the Office Lease currently in effect for the Company's office space at Bridgewater Place, 500 Plum Street, Suite 200, Syracuse, New York, in accordance with the renewal terms set forth therein, so long as the rent for any renewal term under such lease does not exceed the market rental rate for comparable office space in the Syracuse, New York area by more than twenty percent (20%) at the time such lease is up for renewal. The Shareholder appointed by Buyer as its Syracuse Profit Center Manager shall have the authority to execute and deliver documents necessary to effect the renewal terms of such lease.

Section 6.16 Local Acquisitions; Name. Buyer agrees that after the Closing, the Shareholder appointed by Buyer as its Syracuse Profit Center Manager shall have the right, in the performance of his duties for the Company, to reasonably approve any agency acquisitions by Buyer that would become a part of Buyer's Syracuse, New York profit center. So long as any Shareholder is employed by Buyer or an affiliate of Buyer, Buyer shall at such Shareholder's option continue operating Buyer's Syracuse Profit Center under the trade name "The Young Agency" through December 31, 2005. If the Syracuse Profit Center Manager is a Shareholder, the Syracuse Profit Center Manager shall have the sole right to enforce this provision.

Section 6.17 Stock Performance Plan Grants. Buyer agrees that $300,000.00 worth of shares of Buyer's common stock at $35 per share will be made available no later than May 31, 2001 for grants under Buyer's Stock Performance Plan to certain Company employees, as designated by the Shareholder appointed as Buyer's Syracuse Profit Center Manager, who join Buyer and remain employed with Buyer as of the date of grant (each grant to be effective as of the Closing Date).

Article 7

Conditions

Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on the Company, shall have been filed, occurred, or been obtained, unless waived in writing by the parties hereto.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by the Shareholders. The Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Shareholder Employment Agreements. Each Shareholder shall have executed and delivered to Buyer a Shareholder Employment Agreement.

(d) Opinion of the Shareholders' Counsel. The Shareholders shall have delivered to Buyer a written opinion of counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer.

(e) Pledge Agreement. The Shareholders shall have executed and delivered to Buyer the Pledge Agreement.

(f) Release. Each Shareholder shall have executed and delivered to Buyer the Release.

(g) E&O and EPL Certificates of Insurance; Employee Dishonesty Coverage. The Shareholders shall have delivered or caused to be delivered to Buyer (i) a Certificate of Insurance evidencing the Company's E&O and EPL tail policy coverages required under Section 6.9, and (ii) a copy of the Company's most current employee dishonesty bond policy, in full force and effect as of the Closing Date.

(h) Adverse Changes. There shall have been no material adverse change to the business or financial condition of the Company since the Balance Sheet Date.

(i) Tangible Net Worth. Buyer shall be satisfied that the Company has a Tangible Net Worth (as herein defined) of at least $1,100,000.00 as of the Closing Date. The term "Tangible Net Worth" as used herein shall mean (i) the difference of the Company's (i) total assets minus (ii) those assets identified as "Intangibles" on the Company's consolidated balance sheet as of the Closing Date (as defined in Section 2.1 hereof) minus (iii) total liabilities, determined pursuant to the Company's consolidated balance sheet as of the Closing Date, as determined by Buyer's standard audit procedures and after giving effect to (x) the purchase of the errors and omissions (E&O) and employment practices liability (EPL) tail coverage required under Section 6.9 hereof and (y) all distributions to Shareholders.

(j) Termination of 401(k) Profit Sharing Plan. Buyer shall have received copies of duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (A) terminating The Young Agency, Inc. Employees' 401(k) Profit Sharing Plan, with such termination effective prior to the Closing Date, (B) providing that no contributions shall be made to the Company's 401(k) Plan after such date, and (C) directing the Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under 401(k) Plan.

(k) Termination of Defined Contribution Pension Plan. Buyer shall have received duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (A) terminating The Young Agency, Inc.'s Defined Contribution Pension Plan, with such termination effective as soon as is administratively feasible, (B) providing that no contributions shall be made to the Company's Defined Contribution Pension Plan after such date, and (C) directing the Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the Deferred Contribution Pension Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under the Deferred Contribution Pension Plan.

(l) Accounting and Tax Treatment; Securities Exemption. Buyer shall be satisfied that its acquisition of the Company Shares and related issuance of the Buyer Shares shall qualify (i) for treatment for accounting purposes as a pooling-of-interests transaction and (ii) for an exemption from registration under federal and state securities laws.

Section 7.3 Conditions to Obligation of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Shareholders:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Shareholders a written opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to the Shareholders.

(d) Adverse Changes. There shall have been no material adverse change to the business or financial condition of the Buyer.

Article 8

Indemnification

Section 8.1 Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants shall survive the Closing for the period specified in this Agreement or, if not specified, for the Indemnification Period.

Section 8.2 Indemnification Provisions for the Benefit of Buyer.

(a) The Shareholders, pro-rata to their holdings in the Company on the Closing Date, agree to indemnify and hold Buyer, the Company and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the material breach of any of the Shareholders' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Company's insurance agency business or ownership of the Company Shares by the Shareholders on or prior to the Closing Date, including, without limitation, (x) any claims or lawsuits based on conduct of the Company, its employees or affiliates, or the Shareholders (to the extent such Adverse Consequences are not covered and actually paid pursuant to the Company's applicable employee dishonesty bonds or policies) occurring before the Closing, or (y) any Adverse Consequences attributable to the Company's failure to record or otherwise reconcile any of its accounts payable prior to Closing. For purposes of this Article 8, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs actually incurred. For purposes of this Section 8.2, "Adverse Consequences" also specifically includes any Adverse Consequences attributable to any deductible(s) due and payable under the Company's (x) errors and omissions or employment practices liability tail policies which the Company agrees to purchase pursuant to Section 6.9 hereof or (y) the Company's employee dishonesty bond or policy.

(b) In addition to and without limiting the foregoing, the Shareholders agree, from and after the Closing, to indemnify Buyer from and against any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for the unpaid taxes of any person or entity (including the Company) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Section 8.3 Indemnification Provisions for the Benefit of the Shareholders. Buyer agrees to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of the Company or ownership of the Company Shares by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer, its employees or affiliates, or the Company, its employees or affiliates occurring after the Closing.

Section 8.4 Maximum Indemnification Obligation. (a) Notwithstanding anything in this Agreement to the contrary, the maximum indemnification obligation of any party hereunder shall be limited to the consideration paid for the Company Shares as set forth in Section 1.2 hereof.

(b) Notwithstanding the foregoing, no indemnification claim may be made pursuant to this Article 8 unless and until the aggregate amount of indemnifiable claims incurred by the indemnified party exceed $60,000.00 (the "Materiality Threshold Amount"), at which time such claim for indemnification may be made for the aggregate amount of all indemnifiable claims (to the extent such costs or liabilities are not covered by insurance actually paid by such insurance carrier, including, without limitation, the insurance furnished pursuant to Section 6.9 hereof), including the initial Material Threshold Amount, up to the maximum amount set forth in Section 8.4(a) hereof; provided, however, that in no event shall (i) any portion of the Aged Accounts Receivable that remains uncollected as of the expiration of the Indemnification Period or (ii) any Adverse Consequences incurred by Buyer that are attributable to the failure to record or otherwise reconcile any of the Company's accounts payable prior to Closing, be subject to the Materiality Threshold Amount; provided further, however, that the aggregate amount of any such uncollected Aged Accounts Receivable or any such Adverse Consequences attributable to such non-recorded or non-reconciled accounts payable shall not be included for purposes of determining whether the Materiality Threshold Amount has been exceeded.

Article 9

[INTENTIONALLY OMITTED]

Article 10

Miscellaneous

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) If to Buyer, to

Brown & Brown, Inc.
401 E. Jackson Street, Suite 1700
Tampa, Florida 33602
Telecopy No.: (813) 222-4464
Attn: Laurel L. Grammig, Esq.

(b) if to the Shareholders, to

Roy S. Moore, III
4751 Limberlost Lane
Manlius, New York 13104

G. David Hall
403 Standish Drive
Syracuse, New York 13224

Robert D. Young
5051 Pine Valley Drive
Fayetteville, New York 13066

Donald T. Cullen
6505 Emilie Lane
East Syracuse, New York 13057

Robert S. Messina
4024 Pinyon Pine Path
Liverpool, New York 13090

with a copy to:

Hancock & Estabrook, LLP
1500 MONY Tower I
Syracuse, New York 13202
Telecopy No.: (315) 471-3167
Attn: Richard W. Cook, Esq.

Section 10.2 Use of Terms "Knowledge" and "deliver".

(a) With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director or officer of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

(b) When a document is said to have been "delivered" to Buyer hereunder, "deliver" shall mean (i) the physical delivery of such document to the Buyer, or (ii) the document was made available to the Buyer for its reasonable examination and inspection at the business premises of the Company.

Section 10.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.5 Assignment. Except as contemplated in Section 6.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 10.7 Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

Section 10.8 Headings. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

Section 10.9 Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

Section 10.10 Attorneys' Fees. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

Section 10.11 Governing Law; Venue. (a) Except as set forth in Section 10.11(b), (i) this Agreement shall be governed by and construed and enforced in accordance with the internal law of the State of New York without regard to principles of conflicts of law, (ii) each of the parties consents to jurisdiction in any court, state or federal, within Onondaga County, New York, and agrees that all litigation regarding this Agreement shall be brought in Onondaga County, New York, only. and (iii) each of the parties agrees to waive such party's privilege of venue and any right such party may have in selection of venue in suits brought by any party in connection with this Agreement.

(b) Notwithstanding the foregoing, the parties agree that any action with respect to Section 6.5, as well as Sections 6.7 and 6.8 (to the extent such sections relate to Section 6.5), of this Agreement (a "Non-Compete Claim") shall be governed by and construed and enforced in accordance with the internal law of the State of Florida without regard to principles of conflicts of law. With respect to a Non-Compete Claim, each of the parties consents to jurisdiction in any court, state or federal, within Hillsborough County, Florida, or Onondaga County, New York, and agrees that all litigation regarding such Non-Compete Claim shall be brought in Hillsborough County, Florida or Onondaga County, New York, only. Further, each of the parties agrees to waive such party's privilege of venue and any right such party may have in selection of venue in suits brought by any party in connection with a Non-Compete Claim..

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

BROWN & BROWN, INC.

By: /S/ THOMAS M. DONEGAN, JR.
Name: Thomas M. Donegan, Jr.
Title: Vice President

SHAREHOLDERS:

/S/ ROY S. MOORE, III
Roy S. Moore, III, individually

/S/ G. DAVID HALL
G. David Hall, individually

/S/ ROBERT D. YOUNG
Robert D. Young, individually

/S/ DONALD T. CULLEN
Donald T. Cullen, individually

/S/ ROBERT S. MESSINA
Robert S. Messina, individually

SCHEDULES AND EXHIBITS
Schedule 3.1: Qualification and Good Standing
Schedule 3.3: Capitalization
Schedule 3.4: Corporate Records
Schedule 3.5: Consents and Approvals; Violations
Schedule 3.6: No Third Party Options
Schedule 3.7: Financial Statements
Schedule 3.8: Shareholder Payments or Distributions
Schedule 3.9(a): Book of Business
Schedule 3.9(e): Aged Accounts Receivable; Accounts Payable
Schedule 3.10: Undisclosed Liabilities
Schedule 3.11: Litigation and Claims
Schedule 3.12: Compliance with Applicable Law
Schedule 3.13: Tax Returns and Audits
Schedule 3.14: Contracts
Schedule 3.16: Insurance Policies
Schedule 3.18: Employee Dishonesty Coverage
Schedule 3.19: Employees
Schedule 3.20: Employee Benefit Plans
Schedule 3.21(c): Owned Intellectual Property
Schedule 3.21(d): Licensed Intellectual Property
Schedule 3.23: Accounting Matters

Exhibit 2.2(a)(ii): Release

Exhibit 2.2(a)(iii): Pledge Agreement

Exhibit 2.2(a)(iv): Opinion of the Shareholders' Counsel

Exhibit 2.2(a)(v): Shareholder Employment Agreement

Exhibit 2.2(b)(ii): Opinion of Buyer's Counsel

\\MAUI\V30\DPT\XC\JHAYES\NEWYORK\SYRACUSE\YOUNG\SPA4.doc